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SELECTED DEALERS AGREEMENT


Dear Sirs:                                   ____________   , 1999

     We, the Underwriter named in the enclosed Prospectus (the
"Underwriter"), have agreed to offer and sell on behalf of Bookdigital.com Inc. a Delaware corporation (the "Company"), up to 1,200,000 of the Company's Common Stock (the "Shares") at a price of $8-$12.00 per Share.

The Public Offering.       The Shares are to be offered to the public by the
Underwriter at $8-$12.00 per Share (the "Public Offering Price"), in accordance with the terms of the offering set forth in the Prospectus. The Underwriter has full authority to take such action, as we may deem advisable in respect of all matters pertaining to the public offering of the Shares.

      Offering by Selected Dealers.  The Underwriter is offering part of the Shares for sale through certain dealers who are members of the National Association of Securities Dealers, Inc. ("Selected Dealers"), at the Public Offering Price, less a
            concession of $          or 7% per Share ("Selected Dealers
            Concession").   Each Selected Dealer who sells $500,000. or
            more of this offering will receive 85% of the Underwriter's Warrants available on the Shares that dealers sold. The Selected Dealers Concession is subject to the terms and conditions herein and in the Prospectus and to modification and cancellation of the offering without notice. Sales of Shares by you pursuant to such offering will be evidenced by our written confirmation and will be evidenced by our written confirmation and will be rely upon no statement whatsoever, written or oral, other that statements contained herein and in the Registration Statement of which the Prospectus is a part.

  If you desire to apply to act as a Selected Dealer and sell any of the Shares please confirm your application by signing and returning to us the duplicate copy of this letter enclosed herewith, even though you may have previously advised us thereof by telephone or telegraph. Your application should be sent to our offices at: 150 East 58th Street, 24th Floor, New York, NY 10022 and or by Facsimile (212) 583-1367 and we will use our best efforts to any subscriptions you may submit. We reserve the right to reject all subscriptions in whole or in part, to make allotment and close the subscription books at any time and without notice.


   Conduct of Offering. On becoming a Selected Dealer and in offering and selling the Shares, you agree to comply with all the applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, including the delivery of the Prospectus in connection with sales of the Units, and Sections 2, 8, 24, 25, 35 and 36 of
            Article III of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. As a Selected Dealer you will be supplied with such quantities of the Prospectus as you may from time to time reasonable request.

  Upon acceptance of your application, you will be informed as to the stated in which we have advised that the Units have be qualified for sale under the respective securities or Blue Sky laws of such states, but we assume no obligation or responsibility as to the right of any Selected Dealer to sell the Shares in any state or as to any sale therein.

     Offering by Selected Dealers. Shares sold by you must be offered in conformity with the terms of the offering set forth in Prospectus.

  4. Payment and Delivery. Payment for Shares purchased through you shall be made by the subscriber of the Shares at the Public Offering Price on such date and to such place as we advise you upon one day's notice, by check payable to the order of
  Of New York, and shall be transmitted directly to:
                               Attn. Stock Transfer Department, by noon of the
  next business day after receipt by you. Delivery instructions must be in our hands at our offices, at such time as we request.
  The Selected Dealers Concession payable to you here under shall be paid promptly after the termination of the Agreement (or such earlier date as we may date as we may determine).

5. Relationship of Selected Dealers and Underwriter. You represented that you area member in good standing of the National Association of Securities Dealers, Inc. You are not authorized to, and you agree not to give any information or to make any representation other than as contained in the Prospectus, or to act an agent or sub-agent for us. Nothing shall constitute the Selected Dealers an association, unincorporated business or other separate entity or partners with us, or with each other, but you shall be liable for our proportionate share of any tax, liability or expense based on any claim to the contrary.


  We shall not be under any liability to you, expect for obligations expressly assumed by us in this Agreement, but no obligations on our part shall implied or inferred therefrom.

     Notices.  All communications from you shall be addressed to:
            First Madison Securities, Inc. 150 East 58th Street 24th Floor, New York, NY 10022. Any notice from us to you shall be delivered, mailed or telegraphed to you at the address to which this Agreement is mailed.

     Termination. This agreement shall terminate ninety (90) days after the date hereof, unless extended by us for a period or periods not exceeding an additional sixty (60) days in the aggregate, and whether extended or not, may be terminated by us at any time. Such shall not affect any of the provisions of Section 3 hereof.


                                              Very truly yours,




                                 First Madison Securities, Inc.

Confirmed and Accepted:
As of the date first above written




___________________________
             Name of Dealer





By: ___________________________
     Authorized Signature